SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): January 25, 2001


                        The Stanley Works
         (Exact name of registrant as specified in charter)


  Connecticut                  1-5224                        06-0548860
(State or other            (Commission                    (IRS Employer
jurisdiction of            File Number)                   Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111



                         Not Applicable
   (Former name or former address, if changed since last report)








                       Exhibit Index is located on Page 4



                               Page 1 of 17 Pages








         Item 5.   Other Events.


                   1. On January 25, 2001 the Registrant announced fourth quarter 2000 results. Attached as Exhibit 20(i) is a copy of the Registrant's press release.

                   2. On January 25, 2001 the Registrant announced first quarter 2001 dividends. Attached as Exhibit 20(iii) is a copy of the Registrant's press release.

                   3. On January 24, 2001 the Registrant and Wal-Mart Stores, Inc. announced a strategic alliance to significantly expand Stanley tool and toolbox offerings. Attached as Exhibit 20(iv) is a copy of the Registrant's press release.


         Item 7.   Financial Statements and Exhibits.

                   (c) 20(i)   Press   Release   dated  January  25, 2001
                               announcing fourth quarter 2000 results.

                       20(ii) Cautionary Statements relating to forward looking statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.

                       20(iii) Press Release dated January 25, 2001 announcing
                               first quarter 2001 dividends.

                       20(iv) Press Release dated January 24, 2001 announcing strategic alliance of The Stanley Works and Wal-Mart Stores, Inc.
















                               Page 2 of 17 Pages











                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       THE STANLEY WORKS



Date: January 25, 2001                 By:    Bruce H. Beatt
                                       Name:  Bruce H. Beatt
                                       Title: Vice President, General
                                              Counsel and Secretary





























                               Page 3 of 17 Pages











                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated January 25, 2001



                          Exhibit No.            Page
                          -----------            ----

                             20(i)                5

                             20(ii)              13

                             20(iii)             15

                             20(iv)              16

































                               Page 4 of 17 Pages








                                                                 Exhibit 20(i)

FOR IMMEDIATE RELEASE


STANLEY  REPORTS  13%  INCREASE  IN  4TH  QUARTER  EARNINGS  PER  SHARE

Achieves Record Free Cash Flow

New Britain, Connecticut, January 25, 2001: The Stanley Works (NYSE: "SWK") announced today that fourth quarter net income was $46.9 million, or $.54 per diluted share, matching First Call's consensus of analyst estimates. In the same quarter last year, the company had earnings of $43.4 million, or $.48 per diluted share, excluding special credits and charges. Reported results of $.49 per diluted share in the fourth quarter of 1999 included one-time special credits and charges to income, the sum of which increased overall reported earnings by $1.2 million pre-tax ($.01 per diluted share).

Net sales in the quarter were $666 million, a 4% decline from last year when, excluding effects of special credits and charges, net sales were $693 million. The effects of foreign currency translation, primarily a weak Euro, accounted for a 3% decrease and unit volume was down 1%. Despite numerous recent share gains, the company's sales growth continues to be constrained by a weakening U.S. economy and inventory corrections at major U.S. retailers. On a segment basis, sales decreased 3% in Tools and 8% in Doors. On a geographic basis, sales decreased 4% in the Americas, 5% in Europe and 1% in Asia/Pacific. However, exclusive of the effects of foreign currency, sales increased 6% in Europe and 8% in Asia/Pacific.

John M. Trani, Chairman and Chief Executive Officer, commented: "The U.S. economic environment rapidly deteriorated in the fourth quarter with some of our largest customers experiencing weak sales. Despite experiencing a similar trend, we were able to deliver double-digit percentage earnings per share growth and very strong cash flow. Clearly the first half of this year will be difficult, but continued growth and productivity initiatives, a solid balance sheet and inherent strong cash flow position us well in this environment. In the second half, if the economy rebounds and the Euro stays at its current level, our operating leverage should result in double-digit percentage earnings per share gains. A myriad of programs continue to lower our manufacturing cost base, and controls over administrative expenses are working."

Gross margin was 35.9% of sales versus 35.3% exclusive of special credits and charges last year, an improvement of 60 basis points. Selling, general and administrative expenses were 23.2% of sales, compared with 24.5%, exclusive of special credits and charges, in the fourth quarter of 1999. Resulting operating margin was 12.7%, up 200 basis points from 10.7% last year. Mr. Trani continued:
"Early in the year we recognized the potential for weak markets and adjusted our

                               Page 5 of 17 Pages





employment and production plans. Employment reductions were almost double the original expectation. Our operations team continued to rationalize our manufacturing structure, while administrative costs have been tightened. The 130 basis point improvement in selling, general and administrative expenses is particularly encouraging in that we continued to invest in several marketing initiatives."

Net interest expense of $6 million approximated fourth quarter 1999 levels. Other net expense of $8 million increased $7 million primarily as a result of lower gains from asset sales and the write-off of the company's remaining interest in a previously-disposed equipment rental business.

In the full year 2000, the company reported net sales of $2,749 million, essentially unchanged from last year. Gross margin was 36.3% of sales versus 35.3%, an improvement of 100 basis points, marking the first year the company has achieved gross margin above 36%. While selling, general and administrative expenses were 23.9% of sales in both years, sequential increases in the prior year were reversed this year. Resulting operating margin was 12.4%, up 100 basis points over 11.4% last year. Net income for 2000 was $194 million ($2.22 per diluted share), versus $185 million ($2.06 per diluted share) in 1999. Full-year 1999 results above exclude the aforementioned 1999 special charges and credits, as well as restructuring-related transition costs in the first two quarters.

The company also reported that fourth quarter cash generated by operations was a record $116 million versus $70 million last year, and free cash flow (after capital expenditures and dividends) was $80 million versus $28 million last year. For the year, free cash flow of $94 million more than doubled the $41 million free cash flow in 1999. Mr. Trani added: "The high quality of our earnings and inherent cash- generating ability are now apparent. Our accounts receivable decrease, which was the result of improved collection of delinquent and overdue balances, was particularly impressive. We have every expectation that 2001 will show greater working capital efficiency and further enhanced cash generation."

Tools segment sales of $521 million were 3% lower than the fourth quarter of 1999. Strong sales performance in the U.S. industrial markets and Latin America were offset by weakness in the U.S. and European consumer markets. European tool sales were impacted by $13 million of negative foreign currency versus $8 million negative impact in 1999. Tools segment operating margin, excluding special credits and charges, was 12.8% compared with 12.2% in the same period last year, from productivity gains.

Doors segment sales decreased 8% to $146 million, as markets for U.S. residential entry doors and home decor products weakened. Doors segment operating profit improved to 12.6% of sales versus 5.7% in the same


                               Page 6 of 17 Pages






period last year due to productivity gains in entry door plants and the benefits of shifting the production base in the Hardware business to low-cost countries.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and doors and related hardware products for professional, industrial and consumer use.


Contact:    Gerard J. Gould
            Vice President, Investor Relations
            (860) 827-3833 office
            (860) 658-2718 home
            ggould@stanleyworks.com


This press release contains forward looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K to be filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's internet web site at http://www.stanleyworks.com. Alternatively, they are available through PR Newswire's "Company News On Call" service by FAX at 800-758-5804, ext. 874363 or on the internet at http://www.prnewswire.com.


























                               Page 7 of 17 Pages







                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
                   Excluding 1999 Special Credits and Charges
                          Fourth Quarters 2000 vs. 1999
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                              2000                 1999
                              ----      ------------------------------
                                        Excluding
                                         Special    Special
                                         Credits    Credits
                             Reported   & Charges & Charges   Reported
                             -----------------------------------------
Net Sales                     $ 666.3   $ 693.4   $   (2.8)   $ 690.6
Cost of Sales                   427.0     448.9       11.6      460.5
                                -----     -----       ----      -----
Gross margin - - $              239.3     244.5      (14.4)     230.1
             - - %               35.9%     35.3%                 33.3%

SG&A expenses - - $             154.4     170.2       10.6      180.8
                                -----     -----       ----      -----
              - - %              23.2%     24.5%                 26.2%

Operating income - - $           84.9      74.3      (25.0)     49.3
                 - - %           12.7%     10.7%                 7.1%

Interest, net                     6.2       6.0        -         6.0
Other, net                        8.5       1.6      (4.9)      (3.3)
Restructuring credit              -         -       (21.3)     (21.3)
                                 -----     -----     -----     -----
Earnings before income taxes     70.2      66.7       1.2       67.9
Income taxes - - $               23.3      23.3       0.5       23.8
                                 -----      ----       ---       ----
             - - %               33.2%     35.0%                35.0%

Net earnings                  $  46.9    $ 43.4   $   0.7    $  44.1
                              =======    ======   =======    =======
Average shares outstanding
 (diluted)                     86,767    90,159    90,159     90,159

Earnings Per Share (diluted)  $  0.54   $  0.48   $  0.01    $ 0.49
                              =======   =======   =======    ======
INDUSTRY SEGMENTS
Net sales
 Tools                        $ 520.6    $ 534.9   $ (2.8)   $ 532.1
 Doors                          145.7      158.5     -         158.5
                                -----      -----    -----      -----
 Consolidated                 $ 666.3    $ 693.4   $ (2.8)   $ 690.6
                              =======    =======   ======    =======

Operating profit
 Tools                        $ 66.6      $ 65.2   $(25.0)   $  40.2
 Doors                          18.3         9.1     -           9.1
                                ----         ---   -----       -----
 Consolidated                 $ 84.9      $ 74.3   $(25.0)   $  49.3
                              ======      ======   ======    =======

Restructuring credit          $  -        $  -     $ 21.3    $  21.3
Interest - net                  (6.2)       (6.0)    -          (6.0)
Other - net                     (8.5)       (1.6)     4.9        3.3
                                ----        ----      ---        ---
Earnings before income taxes  $ 70.2      $ 66.7   $  1.2    $  67.9
                              ======      ======   ======    =======


                               Page 8 of 17 Pages







                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                             Fourth Quarter              Year
                             ----------------      ----------------
                             2000     1999          2000      1999
                             ----     ----          ----      ----
Net Sales                  $ 666.3  $ 690.6     $ 2,748.9  $ 2,751.8

Costs and Expenses
  Cost of sales              427.0    460.5       1,751.5    1,813.9
  Selling, general and
    administrative           154.4    180.8         656.6      703.0
  Interest - net               6.2      6.0          27.1       27.9
  Other - net                  8.5     (3.3)         20.0       (2.5)
  Restructuring credit                (21.3)                   (21.3)
                              -----    -----       -----       -----
                             596.1    622.7       2,455.2     2,521.0
                             -----    -----       -------     -------
Earnings before
    income taxes              70.2     67.9         293.7       230.8
  Income taxes                23.3     23.8          99.3        80.8
                              ----     ----          ----        ----
Net Earnings                $ 46.9   $ 44.1       $ 194.4    $  150.0
                            ======   ======       =======    ========
Net Earnings Per
    Share of Common Stock

     Basic                 $  0.54  $  0.49     $    2.22  $    1.67
                           =======  =======     =========  =========
     Diluted               $  0.54  $  0.49     $    2.22  $    1.67
                           =======  =======     =========  =========
Dividends per share        $  0.23  $  0.22     $    0.90  $    0.87
                           =======  =======     =========  =========
Average shares outstanding
    (in thousands)

     Basic                  86,414    89,942        87,407    89,626
                            ======    ======        ======    ======
     Diluted                86,767    90,159        87,668    89,887
                            ======    ======        ======    ======









                               Page 9 of 17 Pages






                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)


                                             December 30        January 1
                                                2000             2000
                                                ----             ----
ASSETS
  Cash and cash equivalents                   $    93.6       $    88.0
  Accounts receivable                             531.9           546.1
  Inventories                                     398.1           381.2
  Other current assets                             70.7            75.7
                                                   ----            ----

       Total current assets                     1,094.3         1,091.0
                                                -------         -------

  Property, plant and equipment                   503.7           520.6
  Goodwill and other intangibles                  175.9           185.2
  Other assets                                    110.9            93.8
                                                  -----            ----

                                              $ 1,884.8       $ 1,890.6
                                              =========       =========

LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings                       $   213.7       $   157.0
  Accounts payable                                239.8           225.0
  Accrued expenses                                253.8           311.0
                                                  -----           -----
       Total current liabilities                  707.3           693.0
                                                  -----           -----

  Long-term debt                                  248.7           290.0
  Other long-term liabilities                     192.3           172.2
  Shareowners' equity                             736.5           735.4
                                                  -----           -----
                                              $ 1,884.8       $ 1,890.6
                                              =========       =========


















                               Page 10 of 17 Pages








                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                     Fourth Quarter          Year
                                     --------------      -------------
                                     2000      1999      2000     1999
                                     ----      ----      ----     ----
OPERATING ACTIVITIES
   Net earnings                    $ 46.9    $ 44.1   $ 194.4  $ 150.0
   Depreciation and amortization     18.9      19.4      83.3     85.6
   Other non-cash items              32.3      26.6      42.2     36.4
   Changes in working capital        53.8      22.1     (26.3)   (25.1)
   Changes in other operating
      assets and liabilities        (36.2)    (42.5)    (57.4)   (24.6)
                                    -----     -----     -----    -----
   Net cash provided by
      operating activities          115.7      69.7     236.2    222.3

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures (16.3)    (21.1)   (64.4)   (102.9)
  Proceeds from sales of assets       4.1      (1.9)    14.1      35.1
  Net borrowing activity            (80.9)    (65.8)    27.0     (96.5)
  Net stock transactions              7.4      (4.0)   (99.7)    (10.4)
  Proceeds from swap termination      -         -        -        13.9
  Cash dividends on common stock    (19.8)    (20.6)   (78.3)    (78.5)
  Other                              (9.9)      0.2    (29.3)     (5.1)
                                     ----       ---    -----      ----
  Net cash used by investing
      and financing activities      (115.4)   (113.2)  (230.6)  (244.4)

Increase (Decrease) in Cash
   and Cash Equivalents                0.3     (43.5)     5.6    (22.1)

Cash and Cash Equivalents,
   Beginning of Period                93.3     131.5     88.0     110.1
                                      ----     -----     ----     -----

Cash and Cash Equivalents,
   End of Fourth Quarter           $  93.6   $  88.0  $  93.6   $  88.0
                                   =======   =======  =======   =======
















                               Page 11 of 17 Pages






                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

                            Fourth Quarter              Year
                            ----------------    ---------------------
                            2000     1999          2000       1999
                            ----     ----          ----       ----
INDUSTRY SEGMENTS
Net Sales
  Tools                   $ 520.6  $ 532.1      $ 2,142.5   $ 2,116.2
  Doors                     145.7    158.5          606.4       635.6
                            -----    -----          -----       -----
  Consolidated            $ 666.3  $ 690.6      $ 2,748.9   $ 2,751.8
                          =======  =======      =========   =========

Operating Profit
  Tools                   $ 66.6    $ 40.2      $   285.7   $   248.1
  Doors                     18.3       9.1           55.1        41.7
                            ----       ---           ----        ----
                            84.9      49.3          340.8       289.8

  Restructuring-related
    transition and other
    non-recurring costs         -     21.3           -         (33.6)
  Interest-net              (6.2)     (6.0)        (27.1)      (27.9)
  Other-net                 (8.5)      3.3         (20.0)        2.5
                            ----       ---         -----         ---
  Earnings before
      income taxes        $ 70.2   $  67.9      $  293.7    $  230.8
                          ======   =======      ========    ========





























                               Page 12 of 17 Pages







                                                                Exhibit 20(ii)

                              CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

The statements in the company's press releases issued today and made today in a conference call with industry analysts, shareowners and other participants regarding the company's ability (1) to be well positioned in the first half of 2001 despite a difficult economic environment through continued growth and productivity initiatives, a solid balance sheet and inherent strong cash flow positions, (2) to deliver revenues in the first quarter of 2001 similar to or moderately below those delivered in the fourth quarter of 2000, (3) to see a sales boost in the second-half of 2001 and an opportunity to grow sales significantly thereafter in connection with the recently announced strategic alliance with Wal-Mart Stores, Inc.,(4) to deliver first quarter earnings per share in the $.54 range, (5) to achieve double-digit earnings per share gains in the second half of 2001 in the event that certain economic conditions exist, and
(6) to show greater working capital efficiency and enhanced cash generation in 2001 are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the revenue and earnings objectives identified in the preceding paragraph are dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including the Euro.

The company's ability to improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events. In addition, the Company's ability to leverage the benefits of gross margin improvements is dependent upon achieving targeted levels of selling, general and administrative expenses.

                              Page 13 of 17 Pages


The  company's  ability  to  increase   market  share  and  generate  sales  is
dependent upon a number of factors, including: (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives,
(ii) the success of the Wal-Mart program and other initiatives to increase retail sell through and stimulate demand for the company's products, (iii) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (iv) the ability of the company to fulfill increased demand for its products, (v) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, (vi) the ability to improve the cost structure in order to fund new product and brand development, and
(vii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to reduce selling, general and administrative expenses as a percentage of sales is dependent upon the success of various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to show greater working capital efficiency and enhanced cash generation in 2001 are dependent on achieving its earnings growth targets and the continued success of improvements in processes to manage inventory and receivables levels.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products and recessionary or expansive trends in the economies of the world in which the company operates.

                               Page 14 of 17 Pages









                                                           Exhibit 20 (iii)

FOR IMMEDIATE RELEASE



THE  STANLEY  WORKS  ANNOUNCES  FIRST  QUARTER  DIVIDEND


New Britain, Connecticut, January 25, 2001, The Board of Directors of The Stanley Works (NYSE: "SWK") announced a first quarter regular dividend of $.23 per share on the company's common stock. The dividend is payable on Friday, March 23, 2001 to shareholders of record at the close of business on Monday, March 5, 2001.

This is the 125th consecutive year in which the company has paid dividends, a record for industrial companies listed on the New York Stock Exchange.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and doors for professional, industrial and consumer use.



Investor     Gerard J. Gould
Contact:     Vice President, Investor Relations
             (860) 827-3833 office
             (860) 658-2718 home

The Stanley Works corporate press releases are available on the company's internet web site at http://www.stanleyworks.com. Click on "About Stanley", then on "Investor Relations" and then on "News Releases".

















                               Page 15 of 17 Pages







                                                                Exhibit 20(iv)

FOR IMMEDIATE RELEASE             Contacts:    Gerard J. Gould (Stanley)
                                               860/827-3833

                                               Rob Phillips (Wal-Mart)
                                               501/277-2987

             Stanley Works and Wal-Mart Announce Strategic Alliance

                     No. 1 retailer to significantly expand
                       Stanley tool and toolbox offerings
                   By featuring more than 100 Stanley products

NEW BRITAIN, Conn., Jan. 24, 2001 --- The Stanley Works (NYSE: SWK) and Wal-Mart Stores, Inc. (NYSE: WMT) have formed a strategic business alliance that will significantly expand the No. 1 retailer's offerings of Stanley tool and toolbox products. Key elements of the alliance are:

* Wal-Mart in March will begin phasing in 112 Stanley (Registered) hand tools, mechanics tools and Stanley/ZAG (Registered) toolboxes at all U.S. Wal-Mart stores and Supercenters, and will discontinue sales of its private label brand of carpenter' and mechanics' hand tools.

* Stanley has been named "category captain" for Wal-Mart's hand-tool and toolbox modulars. In this capacity, Stanley will recommend product listings based on syndicated market data and will lead marketing initiatives including in-store signage, racking, off-shelf displays and product presentation.

* Wal-Mart will feature such Stanley hand tools a tape measures, knives and blades, saws, hammers and screwdrivers, and such Stanley mechanics tools as wrenches, ratchets and sockets.

Gordon Erickson, Wal-Mart's senior vice president and general merchandise manager, said the business alliance is designed to help Wal-Mart better position itself in the branded hand tool business. "Customers have long associated the Stanley brand with quality and durability, and we're pleased to offer this outstanding line of products," he said. "With more than 100 Stanley hand tools and toolboxes to choose from, our customers will enjoy a wide selection of great products at Wal-Mart's everyday low prices."

John M. Trani, Stanley chairman and chief executive officer, added, "We are excited about this opportunity to work with the world's largest retailer. We are combining the strengths of our brand with Wal-Mart's distribution prowess. This powerful combination benefits both companies, but most of all consumers, who will find great values on quality Stanley products at more than 2,600 Wal-Mart stores in all 50 states."


The Stanley Works is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use, with sales approximately $3 billion 1999. More information about Stanley can be located on-line at www.stanleyworks.com.



                               Page 16 of 17 Pages






Wal-Mart Stores, Inc. operates more than 2,600 Wal-Mart stores, Supercenters and Neighborhood Markets in the United States, along with 472 SAM'S Clubs. Internationally, the company operates more than 1,000 units. Wal-Mart employs more than 885,000 associates in the U.S. and 255,000 internationally. More information about Wal-Mart can be located on-line at www.walmartstores.com. The SAM'S Club Web site can be accessed at www.samsclub.com.































                              Page 17 of 17 Pages